UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 1)

Under the Securities Exchange Act of 1934

Kore Group Holdings, Ltd.
(Name of Issuer)

Class A ordinary shares, par value $0.0001 per share
(Title of Class of Securities)

50066V107

(CUSIP Number)

December 31, 2022
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 50066V107	Schedule 13G

1	Names of Reporting Persons
Mudrick Capital Management L.P.
2	Check the Appropriate Box if a Member of a Group
(a) ☐ (b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
0
	6	Shared Voting Power
2,117,380(1)
	7	Sole Dispositive Power
0
	8	Shared Dispositive Power
2,117,380(1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person
2,117,380(1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9)
2.8%(2)
12	Type of Reporting Person
PN

(1)  Represents shares of common stock (“Common Stock”) of Kore Group Holdings, Ltd. (the “Issuer”) directly held by Mudrick Distressed Opportunity Fund Global, L.P., Mudrick Distressed Opportunity Drawdown Fund II, L.P., Mudrick Distressed Opportunity Drawdown Fund II SC, L.P., Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P., Mudrick Distressed Opportunity SIF Master Fund, L.P., and certain accounts managed by Mudrick Capital Management, L.P., in the aggregate.

(2) Based on 76,289,741 shares of Common Stock outstanding as of November 11, 2022, as described in the Form 10-Q for the period ended September 30, 2022 filed by the Issuer with the Securities and Exchange Commission on November 14, 2022 (the “Form 10-Q”).

2

CUSIP No. 50066V107	Schedule 13G

1	Names of Reporting Persons
Mudrick Capital Management, LLC
2	Check the Appropriate Box if a Member of a Group
(a) ☐ (b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
0
	6	Shared Voting Power
2,117,380(1)
	7	Sole Dispositive Power
0
	8	Shared Dispositive Power
2,117,380(1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person
2,117,380(1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9)
2.8%(2)
12	Type of Reporting Person
OO

(1)  Represents shares of Common Stock held by Mudrick Distressed Opportunity Fund Global, L.P., Mudrick Distressed Opportunity Drawdown Fund II, L.P., Mudrick Distressed Opportunity Drawdown Fund II SC, L.P., Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P., Mudrick Distressed Opportunity SIF Master Fund, L.P., and certain accounts managed by Mudrick Capital Management, L.P., in the aggregate.

(2) Based on 76,289,741 shares of Common Stock outstanding as of November 11, 2022, as described in the Form 10-Q.

3

CUSIP No. 50066V107	Schedule 13G

1	Names of Reporting Persons
Jason Mudrick
2	Check the Appropriate Box if a Member of a Group
(a) ☐ (b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
0
	6	Shared Voting Power
2,117,380(1)
	7	Sole Dispositive Power
0
	8	Shared Dispositive Power
2,117,380(1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person
2,117,380(1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9)
2.8%(2)
12	Type of Reporting Person
IN

(1)  Represents shares of Common Stock directly held by Mudrick Distressed Opportunity Fund Global, L.P., Mudrick Distressed Opportunity Drawdown Fund II, L.P., Mudrick Distressed Opportunity Drawdown Fund II SC, L.P., Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P., Mudrick Distressed Opportunity SIF Master Fund, L.P., and certain accounts managed by Mudrick Capital Management, L.P., in the aggregate.

(2) Based on 76,289,741 shares of Common Stock outstanding as of November 11, 2022, as described in the Form 10-Q.

4

CUSIP No. 50066V107	Schedule 13G

1	Names of Reporting Persons
Mudrick Distressed Opportunity Fund Global, L.P.
2	Check the Appropriate Box if a Member of a Group
(a) ☐ (b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
0
	6	Shared Voting Power
810,159
	7	Sole Dispositive Power
0
	8	Shared Dispositive Power
810,159

9	Aggregate Amount Beneficially Owned by Each Reporting Person
810,159
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9)
1.1%(1)
12	Type of Reporting Person
PN

(1) Based on 76,289,741 shares of Common Stock outstanding as of November 11, 2022, as described in the Form 10-Q.

5

CUSIP No. 50066V107	Schedule 13G

1	Names of Reporting Persons
Mudrick GP, LLC
2	Check the Appropriate Box if a Member of a Group
(a) ☐ (b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
0
	6	Shared Voting Power
810,159(1)
	7	Sole Dispositive Power
0
	8	Shared Dispositive Power
810,159(1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person
810,159(1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9)
1.1%(2)
12	Type of Reporting Person
PN

(1)  Includes shares of Common Stock directly held by Mudrick Distressed Opportunity Fund Global, L.P.

(2) Based on 76,289,741 shares of Common Stock outstanding as of November 11, 2022, as described in the Form 10-Q.

6

CUSIP No. 50066V107	Schedule 13G

1	Names of Reporting Persons
Mudrick Distressed Opportunity Drawdown Fund II, L.P.
2	Check the Appropriate Box if a Member of a Group
(a) ☐ (b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
0
	6	Shared Voting Power
419,764
	7	Sole Dispositive Power
0
	8	Shared Dispositive Power
419,764

9	Aggregate Amount Beneficially Owned by Each Reporting Person
419,764
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9)
0.6%(1)
12	Type of Reporting Person
PN

(1) Based on 76,289,741 shares of Common Stock outstanding as of November 11, 2022, as described in the Form 10-Q.

7

CUSIP No. 50066V107	Schedule 13G

1	Names of Reporting Persons
Mudrick Distressed Opportunity Drawdown Fund II SC, L.P.
2	Check the Appropriate Box if a Member of a Group
(a) ☐ (b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
0
	6	Shared Voting Power
47,699
	7	Sole Dispositive Power
0
	8	Shared Dispositive Power
47,699

9	Aggregate Amount Beneficially Owned by Each Reporting Person
47,699
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9)
<0.1%(1)
12	Type of Reporting Person
PN

(1) Based on 76,289,741 shares of Common Stock outstanding as of November 11, 2022, as described in the Form 10-Q.

8

CUSIP No. 50066V107	Schedule 13G

1	Names of Reporting Persons
Mudrick Distressed Opportunity Drawdown Fund II GP, LLC
2	Check the Appropriate Box if a Member of a Group
(a) ☐ (b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
0
	6	Shared Voting Power
467,463(1)
	7	Sole Dispositive Power
0
	8	Shared Dispositive Power
467,463(1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person
467,463(1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9)
0.6%(2)
12	Type of Reporting Person
OO

(1)  Includes Common Stock directly held by Mudrick Distressed Opportunity Drawdown Fund II, L.P. and Mudrick Distressed Opportunity Drawdown Fund II SC, L.P.

(2) Based on 76,289,741 shares of Common Stock outstanding as of November 11, 2022, as described in the Form 10-Q.

9

CUSIP No. 50066V107	Schedule 13G

1	Names of Reporting Persons
Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P
2	Check the Appropriate Box if a Member of a Group
(a) ☐ (b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
0
	6	Shared Voting Power
163,338
	7	Sole Dispositive Power
0
	8	Shared Dispositive Power
163,338

9	Aggregate Amount Beneficially Owned by Each Reporting Person
163,338
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9)
0.2%(1)
12	Type of Reporting Person
PN

(1) Based on 76,289,741 shares of Common Stock outstanding as of November 11, 2022, as described in the Form 10-Q.

10

CUSIP No. 50066V107	Schedule 13G

1	Names of Reporting Persons
Mudrick Distressed Opportunity 2020 Dislocation Fund GP, LLC
2	Check the Appropriate Box if a Member of a Group
(a) ☐ (b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
0
	6	Shared Voting Power
163,338(1)
	7	Sole Dispositive Power
0
	8	Shared Dispositive Power
163,338(1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person
163,338(1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9)
0.2%(2)
12	Type of Reporting Person
OO

(1)  Includes Common Stock directly held by Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P.

(2) Based on 76,289,741 shares of Common Stock outstanding as of November 11, 2022, as described in the Form 10-Q.

11

CUSIP No. 50066V107	Schedule 13G

1	Names of Reporting Persons
Mudrick Distressed Opportunity SIF Master Fund, L.P
2	Check the Appropriate Box if a Member of a Group
(a) ☐ (b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
0
	6	Shared Voting Power
80,809
	7	Sole Dispositive Power
0
	8	Shared Dispositive Power
80,809

9	Aggregate Amount Beneficially Owned by Each Reporting Person
80,809
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9)
0.1%(1)
12	Type of Reporting Person
PN

(1) Based on 76,289,741 shares of Common Stock outstanding as of November 11, 2022, as described in the Form 10-Q.

12

CUSIP No. 50066V107	Schedule 13G

1	Names of Reporting Persons
Mudrick Distressed Opportunity SIF Master Fund GP, LLC
2	Check the Appropriate Box if a Member of a Group
(a) ☐ (b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
0
	6	Shared Voting Power
80,809(1)
	7	Sole Dispositive Power
0
	8	Shared Dispositive Power
80,809(1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person
80,809(1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9)
0.1%(2)
12	Type of Reporting Person
OO

(1)  Includes Common Stock directly held by Mudrick Distressed Opportunity SIF Master Fund, L.P.

(2) Based on 76,289,741 shares of Common Stock outstanding as of November 11, 2022, as described in the Form 10-Q.

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Item 1(a).	Name of Issuer:

Kore Group Holdings, Ltd. (“Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

3700 Mansell Road, Suite 300, Alpharetta, Georgia 30022.

Item 2(a).	Name of Person Filing:

This Schedule 13G is filed by Mudrick Capital Management, L.P. (“MCM”), Mudrick Capital Management, LLC (“MCM GP”), Jason Mudrick, Mudrick Distressed Opportunity Fund Global, L.P. (“Global LP”), Mudrick Distressed Opportunity Drawdown Fund II, L.P. (“Drawdown II”), Mudrick Distressed Opportunity Drawdown Fund II SC, L.P. (“Drawdown II SC”), Mudrick GP, LLC (“Mudrick GP”), Mudrick Distressed Opportunity Drawdown Fund II GP, LLC (“Drawdown II GP”), Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P. (“DISL”), Mudrick Distressed Opportunity 2020 Dislocation Fund GP, LLC (“DISL GP”), Mudrick Distressed Opportunity SIF Master Fund, L.P. (“SIF”), Mudrick Distressed Opportunity SIF GP, LLC (“SIF GC”). Each of the foregoing is referred to as a “Reporting Person” and collectively as the “Reporting Persons.”

Mudrick GP is the general partner of Global LP and may be deemed to beneficially own the number of securities of the Issuer directly held by Global LP. Drawdown II GP is the general partner of Drawdown II and Drawdown II SC and may be deemed to beneficially own the securities of the Issuer directly held by Drawdown II and Drawdown II SC. DISL GP is the general partner of DISL and may be deemed to beneficially own the number of securities of the Issuer held by DISL. SIF GP is the general partner of SIF and may be deemed to beneficially own the securities of the Issuer directly held by SIF. MCM is the investment manager to Drawdown II, Global LP, Drawdown II SC, DISL, SIF and certain accounts managed by MCM. Mr. Mudrick is the sole member of Mudrick GP, Drawdown II GP, MCM GP, DISL GP and SIF GP. By virtue of these relationships, each of MCM, MCM GP and Mr. Mudrick may be deemed to beneficially own the securities held directly by Global LP, Drawdown II, Drawdown II SC, DISL, SIF and certain accounts managed by MCM.

The filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any of the Shares reported herein Each of the Reporting Persons disclaims beneficial ownership of the securities directly held by any other Reporting Person except to the extent of such entity or individual’s pecuniary interest therein, if any.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The principal business office of the Reporting Persons is 527 Madison Avenue, 6th Floor, New York, NY 10022.

14

Item 2(c).	Citizenship:

See responses to Item 4 of the Cover Page of each Reporting Person, which is incorporated herein by reference.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.0001 per share

Item 2(e).	CUSIP Number:

50066V107

Item 3.	Not applicable.

Item 4(a).	Ownership

See Cover Page Item 9 for each Reporting Person, incorporated herein by reference. The filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any of the Shares reported herein. Each of the Reporting Persons specifically disclaims beneficial ownership of the Shares reported herein that are not directly held by such Reporting Person except to the extent of his or its pecuniary interest therein, if any.

Item 4(b):	Percent of Class:

See Cover Page Item 11 and related footnote for each Reporting Person, incorporated herein by reference.

Item 4(c):	Number of Shares of Which Such Person Has:

(i) Sole power to vote or direct the vote:

See Cover Page Item 5 for each Reporting Person, incorporated herein by reference.

(ii) Shared power to vote or direct the vote:

See Cover Page Item 6 for each Reporting Person, incorporated herein by reference.

(iii) Sole power to dispose or direct the disposition of:

See Cover Page Item 7 for each Reporting Person, incorporated herein by reference.

(iv) Shared power to dispose or direct the disposition of:

See Cover Page Item 8 for each Reporting Person, incorporated herein by reference.

15

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following. ☒

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

See Exhibit 1 to this Schedule 13G.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

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Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2023

/s/ Jason Mudrick
JASON MUDRICK

MUDRICK CAPITAL MANAGEMENT, L.P.

By:	Mudrick Capital Management, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY FUND GLOBAL, L.P.

By:	Mudrick GP, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY DRAWDOWN FUND GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

17

MUDRICK DISTRESSED OPPORTUNITY DRAWDOWN FUND II, L.P.

By:	Mudrick Distressed Opportunity Drawdown Fund II GP, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK CAPITAL MANAGEMENT, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY DRAWDOWN FUND II SC, L.P.

By:	Mudrick Distressed Opportunity Drawdown Fund II GP, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY DRAWDOWN FUND II GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

18

MUDRICK DISTRESSED OPPORTUNITY 2020 DISLOCATION FUND, L.P.

By:	Mudrick Distressed Opportunity 2020 Dislocation Fund GP, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY 2020 DISLOCATION FUND GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY SIF MASTER FUND, L.P.

By:	Mudrick Distressed Opportunity SIF Master Fund LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY SIF MASTER FUND GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

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EXHIBIT INDEX

Exhibit No.	Name
1	Joint Filing Agreement (incorporated by reference to Exhibit 1 of the Reporting Persons’ Schedule 13G filed with the SEC on February 11, 2022).

20